Exhibit 99.1

Xponential Fitness, Inc. Announces Second Quarter 2021 Financial Results

IRVINE, Calif., August 24, 2021 - Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), a curator of leading boutique fitness brands, today reported financial results for its second quarter ended June 30, 2021.

Financial Highlights: Q2 2021 Compared to Q2 2020

•	Grew revenue 67% to $35.8 million.

•	Increased system-wide sales[1] by 179%, to $171.6 million.

•	Reported system-wide same store sales[2] growth of 129%.

•	Posted net loss of $8.0 million, compared to a loss of $4.8 million.

•	Reported Adjusted EBITDA[3] of $8.3 million, compared to $(3.1) million.

Q2 2021 Operating Highlights

•	Opened 59 new studios; nearly 100% of the 1,824 North American studios open and operational during the quarter.

•	Sold 197 North American franchise licenses, compared to 46 in Q2 2020.

•	Increased total North American studio count to 1,824 at June 30, 2021, up from 1,765 total studios at March 31, 2021.

•	Reported fourth consecutive quarter of sequential system-wide sales improvement, representing consistent system recovery since the second quarter of 2020.

•	Recovery of nearly 90% run-rate AUVs[4] as compared to January 31, 2020, placing the Company on track to reach pre-pandemic run-rate AUVs by early 2022.

“I’m extremely pleased with our second quarter 2021 financial results,” commented Anthony Geisler, Chief Executive Officer of Xponential Fitness, Inc. “As is evident from our solid year-over-year revenue growth and the sale of 197 North American franchisee licenses in Q2, our business has rapidly rebounded to pre-pandemic levels and importantly, as of today’s date, is showing no signs of slowing down in the third quarter. When comparing the end of the second quarter of 2021 to January 31, 2020, even without taking into account our newest brand, Rumble, our business had recovered to 103% of actively paying members, 98% of total visits and a nearly 90% run-rate AUV. Thus far in Q3, this positive trajectory has continued. In July, we recorded our highest-ever monthly system-wide sales, and our August results to-date remain solid. So far in August, compared to the end of Q2, we’ve seen an increase in our total memberships and our actively paying members, both overall and at a per studio level.”

Mr. Geisler continued, “Since Xponential Fitness’ founding in 2017, our mission has been to make boutique fitness accessible to everyone. Today, we are the largest boutique fitness franchisor in the United States and have over 1,850 studios operating globally across nine leading boutique fitness brands. In July, we reached an important milestone in our history by completing our IPO, which positions us well to continue to successfully execute our mission and differentiated business strategy for years to come. Looking ahead, we are confident in our ability to continue expanding our market share in the large and growing boutique fitness industry as we unlock the incredible power of the Xponential platform.”

Financial Results for the Second Quarter Ended June 30, 2021

For the second quarter 2021, total revenue increased $14.3 million, or 67%, to $35.8 million, up from $21.5 million in the prior-year period. This strong increase in revenues included a corresponding system-wide same store sales increase of 129% year-over-year.

Second quarter net loss was $8.0 million, compared to a loss of $4.8 million in the prior-year period. Net loss in the second quarter of 2021 was positively impacted by a one-time $3.7 million forgiveness of a Payment Protection Program (“PPP”) loan.

On a per share basis for the second quarter, net loss totaled $0.33 per diluted share on a pro forma basis based on a share count of 21,694,000 shares. For additional information on the calculation of share count in the second quarter and first half of 2021, please see the non-GAAP tables at the end of this press release.

Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for equity-based compensation, acquisition & transaction expenses, management fees, litigation expenses and a change in fair value of contingencies, increased significantly to $8.3 million, up from a loss of $3.1 million in the prior-year period. For a reconciliation of GAAP to non-GAAP measures, including Adjusted EBITDA, please see the tables at the end of this press release.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $20.2 million of cash and cash equivalents and $206.8 million in total debt. Net cash provided by operating activities was $0.8 million during the second quarter of 2021.

In June, the Company was notified that it received forgiveness for a PPP loan received in April 2020 as part of the Coronavirus Aid, Relief and Economic Security Act. Including accrued interest, this PPP loan forgiveness resulted in a gain on debt extinguishment of $3.7 million for the six months ended June 30, 2021.

Initial Public Offering

In July 2021, the Company sold 10.0 million shares of its common stock in its initial public offering and received net proceeds of $120 million. Xponential also raised $200 million through the sale of convertible preferred stock. In addition to the payment of transaction fees related to the IPO and the convertible preferred stock, the proceeds from the IPO and convertible preferred were used to pay down $116.1 million of the Company’s Term Loan, which includes a prepayment penalty and interest aggregating $1.1 million, reducing the Company’s commitments for payment of debt principal to $96.5 million.

In August 2021, the Company sold 904,000 shares of Class A common stock to the underwriters of its initial public offering pursuant to the underwriter’s option to purchase additional shares. After underwriter discounts and commissions, net proceeds of approximately $10.1 million were received on August 24, 2021. Xponential intends to use $9.0 million of such net proceeds to purchase 750,000 LLC Units from the Company’s Chief Executive Officer and the remaining proceeds will be used for working capital.

2021 Outlook

Based on current business conditions and future expectations as of the date of this release, the Company is initiating its outlook for the full fiscal year ending December 31, 2021. Please note should further restrictions be enforced as a result of the pandemic, such as government mandated studio closures, these restrictions could have a material negative impact on the Company’s business and financial performance. The Company anticipates the following:

•	Studio openings in the range of 215 to 235;

•	North America system-wide sales in the range of $690 million to $700 million, or an increase of 57% at the midpoint as compared to full year 2020;

•	Revenue in the range of $135.5 million to $137.0 million, or an increase of 28% at the midpoint as compared to full year 2020; and

•	Adjusted EBITDA in the range of $22.0 million to $23.0 million, or an increase of 129% at the midpoint as compared to full year 2020.

The above estimates are based on the following additional assumptions for full year 2021:

•	Tax rate of approximately 5%;

•

Share count of 22.6 million for EPS calculation, which includes the 904,000 additional shares issued in August 2021 following a partial exercise by underwriters of their option to purchase additional shares related to the IPO; and

•	$3.25 million in quarterly dividends paid as related to the $200 million Preferred Convertible note.

Second Quarter 2021 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its second quarter 2021 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Tuesday, September 7, 2021, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13722134.

About Xponential Fitness, Inc.

Founded in 2017 and headquartered in Irvine, California, Xponential Fitness, Inc. (NYSE: XPOF) is a curator of leading boutique fitness brands across multiple verticals. Through its mission to make boutique fitness accessible to everyone, the Company has built and curated a diversified platform of nine boutique fitness brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running and yoga. In partnership with its franchisees, Xponential Fitness offers energetic, accessible, and personalized workout experiences led by highly-qualified instructors in studio locations across 48 U.S. states and through master franchise or international expansion agreements in 10 additional countries as of June 30, 2021. Xponential Fitness’ portfolio of brands includes Club Pilates, the nation’s largest Pilates brand; CycleBar, the nation’s largest indoor cycling brand; StretchLab, a concept offering one-on-one and group stretching services; Row House, a high-energy, low-impact indoor rowing workout; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements; STRIDE, a treadmill-based cardio and strength training concept; and Rumble, a boxing-inspired full-body workout. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA and Adjusted EBITDA, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance, and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to expansion of market share; projected financial and performance information such as studio opening, system-wide sales; annual revenue, Adjusted EBITDA and other statements under the section “2021 Outlook”; and ability to execute our business strategies. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business and franchisees; our relationships with master franchisees and franchisees; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international market; loss or reputation and brand awareness; material weakness in our internal control over financial reporting; and other risks as described in our SEC filings, including our Quarterly Report on Form 10-Q for the three months ended June 30, 2021 to be filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contacts:

Xponential Fitness, Inc.:

Kate Doyle-Kwon

Vice President of Communications & Franchise Marketing

(949) 346-3000

Investor Relations:

Kimberly Esterkin

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness LLC

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 30, 2021	December 31, 2020
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$20,203	$11,299
Accounts receivable, net	7,890	5,196
Inventories	5,284	6,161
Prepaid expenses and other current assets	8,696	5,480
Deferred costs, current portion	3,392	3,281
Notes receivable from franchisees, net	1,130	1,288
Related party receivable	314	—

Total current assets	46,909	32,705

Property and equipment, net	12,587	13,694
Goodwill	147,863	139,680
Intangible assets, net	107,896	98,124
Deferred costs, net of current portion	37,021	35,445
Notes receivable from franchisees, net of current portion	2,046	2,576
Other assets	588	614

Total assets	$354,910	$322,838

Liabilities and Member’s Equity
Current Liabilities:
Accounts payable	$14,283	$18,339
Accrued expenses	13,957	13,764
Deferred revenue, current portion	18,590	14,247
Notes payable	932	970
Current portion of long-term debt	2,120	5,795
Other current liabilities	1,933	1,804

Total current liabilities	51,815	54,919

Deferred revenue, net of current portion	82,137	74,361
Contingent consideration from acquisitions	9,240	8,399
Long-term debt, net of current portion, discount and issuance costs	204,733	176,002
Other liabilities	4,431	4,408

Total liabilities	352,356	318,089

Commitments and contingencies

Member’s equity:
Member’s contribution	124,251	113,697
Receivable from Member	(1,454)	(1,456)
Accumulated deficit	(120,243)	(107,492)

Total member’s equity	2,554	4,749

Total liabilities and member’s equity	$354,910	$322,838

Xponential Fitness LLC

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue, net:
Franchise revenue	$17,764	$8,984	$31,519	$23,831
Equipment revenue	4,755	5,159	8,821	11,894
Merchandise revenue	4,509	3,552	8,741	8,616
Franchise marketing fund revenue	3,314	737	5,797	3,434
Other service revenue	5,433	3,030	9,962	5,474

Total revenue, net	35,775	21,462	64,840	53,249
Operating costs and expenses:
Costs of product revenue	6,274	6,781	11,618	14,879
Costs of franchise and service revenue	3,127	2,048	5,446	4,130
Selling, general and administrative expenses	21,202	15,437	37,804	27,310
Depreciation and amortization	2,407	1,883	4,462	3,697
Marketing fund expense	2,860	821	5,476	3,406
Acquisition and transaction expenses (income)	297	(5,035)	647	(5,809)

Total operating costs and expenses	36,167	21,935	65,453	47,613

Operating income (loss)	(392)	(473)	(613)	5,636
Other (income) expense:
Interest income	(358)	(87)	(453)	(177)
Interest expense	11,591	4,366	16,014	12,352
Gain on debt extinguishment	(3,707)	—	(3,707)	—

Total other expense	7,526	4,279	11,854	12,175

Loss before income taxes	(7,918)	(4,752)	(12,467)	(6,539)
Income taxes	83	—	284	162

Net loss	$(8,001)	$(4,752)	$(12,751)	$(6,701)

Xponential Fitness LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(12,751)	$(6,701)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,462	3,697
Amortization of debt issuance cost	5,350	2,501
Amortization of discount on long-term debt	271	—
Change in contingent consideration from acquisitions	340	(5,809)
Bad debt expense	10	3,547
Equity based compensation	671	865
Non-cash interest	512	644
Gain on debt extinguishment	(3,707)	—
Loss from disposal of assets	179	44
Impairment of long-lived assets	781	—
Changes in assets and liabilities:
Accounts receivable	(2,619)	1,407
Inventories	876	(125)
Prepaid expenses and other current assets	(3,217)	(1,676)
Deferred costs	(1,809)	(2,006)
Notes receivable, net	177	53
Accounts payable	(3,241)	(3,458)
Accrued expenses	2,059	(687)
Related party payable	(315)	(8)
Other current liabilities	129	(841)
Deferred revenue	12,302	3,190
Other assets	26	(43)
Other liabilities	24	42

Net cash provided by (used in) operating activities	510	(5,364)
Cash flows from investing activities:
Purchases of property and equipment	(2,023)	(764)
Purchase of studios	(390)	(627)
Proceeds from sale of assets	318	50
Purchase of intangible assets	(568)	(554)
Notes receivable issued	—	(326)
Notes receivable payment received	550	—

Net cash used in investing activities	(2,113)	(2,221)
Cash flows from financing activities:
Borrowings from line of credit	—	10,000
Payments on line of credit	—	(8,000)
Borrowings from long-term debt	218,360	188,665
Payments on long-term debt	(194,330)	(147,369)
Debt issuance costs	(904)	(5,036)
Payment of contingent consideration	(1,935)	(1,375)
Payments on loans from related party	(86)	(110)
Member contributions	—	17,286
Distributions to Member	(10,600)	(73,203)
Receipts from (advances to) Member, net	2	30,279

Net cash provided by financing activities	10,507	11,137

Increase in cash, cash equivalents and restricted cash	8,904	3,552
Cash, cash equivalents and restricted cash, beginning of period	11,299	9,339

Cash, cash equivalents and restricted cash, end of period	$20,203	$12,891

Reconciliations of Estimated GAAP to Non-GAAP Measures

(In thousands, expect per share data)

Net Loss to Adjusted EBITDA

	2021	2020	2021	2020
	(in thousands)
Net loss	$(8,001)	$(4,752)	$(12,751)	$(6,701)
Interest expense, net	11,233	4,279	15,561	12,175
Income taxes	83	—	284	162
Depreciation and amortization	2,407	1,883	4,462	3,697

EBITDA	5,722	1,410	7,556	9,333
Equity-based compensation	449	447	671	865
Acquisition and transaction expenses (income)	297	(5,035)	647	(5,809)
Management fees and expenses	207	194	399	414
Integration and related expenses	—	(89)	—	207
Litigation expenses	1,659	—	2,618	—

Adjusted EBITDA	$8,334	$(3,073)	$11,891	$5,010

Outstanding Shares and Pro Forma EPS Calculation

Total Share Count	Share Count
Class A Common Stock:
Outstanding : Initial Public Offering	10,000	Controlling Interest
Outstanding : Existing Shareholders	11,694	Controlling Interest
Outstanding : Existing Rumble Shareholders	1,300
Unvested: All Other	777

Total Common A	23,771
Class B Common Stock:
Existing LLC Members	23,543	Non-controlling

Total Common B	23,543
Total Shares	47,313

Controlling Interest Shares	48%

Note: The above pro forma basic and diluted loss per share is computed by dividing the net loss attributable to holders of Class A common stock by the weighted-average shares of Class A common stock outstanding during the period. Shares of Class B common stock do not participate in the earnings or losses of Xponential Fitness, Inc. As a result, the shares of Class B common stock are not considered participating securities and are not included in the weighted average shares outstanding for purposes of computing pro forma loss per share.

The following table sets forth a reconciliation of the numerators and denominators used  to compute pro forma basic and diluted loss per share of Class A common stock (amounts in thousands except for per share amounts):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Numerator:
Net loss	(8,001)	(12,751)
Add: Pro forma net loss attributable to non-controlling interests	4,164	6,636
Less: Preferred stock dividends[1]	(3,250)	(6,500)

Pro forma net loss attributable to Xponential Fitness, Inc.	$(7,087)	$(12,615)
Denominator:
Shares of Class A common stock issued in connection with this offering	21,694	21,694

Pro forma weighted-average shares of Class A common stock outstanding - basic	21,694	21,694

Effect of dilutive securities	—	—

Pro forma weighted-average shares of Class A common stock outstanding - diluted	21,694	21,694

Pro forma net loss per share attributable to Class A common stock - basic	$(0.33)	$(0.58)

Pro forma net loss per share attributable to Class A common stock - diluted	$(0.33)	$(0.58)

[1]	Preferred stock dividends represent $200 million Convertible Preferred at 6.5% assumed to be outstanding as of January 1, 2021.

Note: Potentially dilutive securities that are antidilutive have been excluded from the calculation of diluted net loss per share as outlined above. Potential common shares that have been excluded from net loss per share because the effect of including them would be antidilutive include the Convertible Preferred, potential common shares issued as contingent consideration under the Rumble acquisition agreement and potential common shares to be issued under our 2021 Plan and ESPP. Please note that beginning in the third quarter 2021, the total share count for EPS calculation purposes will be increased to 22.6 million shares to reflect the additional 904,000 shares issued in August 2021 following a partial exercise by underwriters of their option to purchase additional shares related to the IPO.

Footnotes

[1]

System-wide sales represent gross sales by all studios. System-wide sales includes sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fee revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fee revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales monthly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

[2]

Same store sales refer to period-over-period sales comparisons for the base of studios. We define the same store sales base to include studios in North America that have been open for at least 13 calendar months as of the measurement date. Any transfer of ownership of a studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

[3]

We define adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation, acquisition and transaction expenses (income) (including change in contingent consideration), management fees and expenses (that will be discontinued after July 2021), integration and related expenses and litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business) that we do not believe reflect our underlying business performance and affect comparability. EBITDA and adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that we do not believe reflect our underlying business performance. We believe that adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

[4]

AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV is calculated as the quarterly AUV multiplied by four, for studios that are at least 6 months old at the beginning of the respective quarter. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month. AUV growth is primarily driven by changes in same store sales and is also influenced by new studio openings. Management reviews AUV to assess studio economics.